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                                                                     EXHIBIT 11

                TANDY BRANDS ACCESSORIES, INC. AND SUBSIDIARIES


Exhibit 11.  Statement Regarding Computation of Per Share Earnings.

Earnings per Share - Earnings per share is determined by dividing net income by the average number of common shares outstanding plus common stock equivalents. Common stock equivalents consist of shares issuable under outstanding stock options reduced by shares assumed to be purchased from the proceeds of such options. Earnings per share, as presented, is both primary and fully diluted.

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


                                                      Three Months               Nine Months
                                                         Ended                      Ended
                                                        March 31,                 March 31,
                                                 ----------------------    ----------------------
                                                   1997         1996         1997         1996
                                                 ---------    ---------    ---------    ---------
Weighted average common shares outstanding       5,461,000    5,346,000    5,432,000    5,313,000

Common share equivalents                            47,000       35,000       48,000       35,000
                                                 ---------    ---------    ---------    ---------
Average common shares and
    common share equivalents                     5,508,000    5,381,000    5,480,000    5,348,000
                                                 =========    =========    =========    =========
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